Exhibit 23.1

Consent of Independent Accountants

We have issued our report dated February 11, 2005, accompanying the consolidated financial statements of Micromem Technologies Inc. contained in the Annual Report on Form 20-F for the year ended October 31, 2004, which is incorporated by reference in this Registration Statement on Form F-3.   We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name under the caption “Experts.”

/S/ GRANT THORNTON LLP

Mississauga, Canada

June 24, 2005